Exhibit 99.1

Fifth Third Bancorp has developed the document attached as Exhibit 99.1 containing a general trend overview of Fifth Third’s objectives, financial condition and results of operations for the third quarter of 2005.

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Management Discussion of Trends

Noninterest Income

In general, management expects noninterest income categories to perform at levels similar to recent periods with solid performance over the same quarter last year on a core basis. Specifically, by major category:

Electronic Payment Processing

Fifth Third expects third quarter electronic payment processing revenues to continue to reflect strong trends in both new customer acquisition and retail sales activity overall. Processing revenues are expected to increase at a rate approximating 20-25 percent growth over the same quarter last year.

Deposit Service Revenue

Third quarter retail and commercial deposit account service revenues are expected to increase from second quarter levels on improved retail-based deposit revenues. Commercial-based revenues continue to be impacted by rising short-term interest rates despite increased activity and numerous customer additions relative to the same quarter last year.

Investment Advisors

Fifth Third expects third quarter investment advisory revenues to produce stable to modestly improved results compared to second quarter 2005 levels on continued softness in retail brokerage related revenues.

Mortgage Banking

Third quarter net mortgage banking revenues are expected to increase modestly relative to second quarter on continued strength in originations somewhat mitigated by the impact of interest rate volatility during the quarter and the corresponding impact on prepayment speeds on the mortgage servicing rights portfolio.

Other Noninterest Income

Third quarter other noninterest income is expected to show similar results to second quarter from continued strength in loan and lease fees, international income, and commercial banking sub-categories.

Expenses

Compared to the second quarter of 2005, noninterest expenses are expected to exhibit mid to high single digit percentage growth on an annualized sequential basis, highlighted by essentially unchanged employee related expenses and increases in bankcard, marketing, and information technology related expenditures.

Balance Sheet Trends

•	Fifth Third expects core deposit growth trends to exhibit modestly improved results compared to second quarter 2005. Growth in demand deposits, consumer time deposits and savings and money market deposit balances are expected to continue to be mitigated by attrition in interest bearing checking deposit balances. Overall, core deposits, including consumer time, are expected to exhibit mid-single digit percentage growth on an annualized basis from second quarter levels. Fifth Third expects deposit pricing to continue to be very competitive with market conditions and is continuing to devote significant focus on retaining existing accounts and attracting new accounts. To this end, Fifth Third has taken significant action in the third quarter to ensure that deposit pricing is aligned to meet long term funding and growth objectives.

•	Loans and leases are expected to exhibit growth rates similar to those seen in recent periods due to very good middle-market commercial loan growth and continued strength in the level of consumer lending. Overall, average total loans and leases, including held-for-sale, are expected to increase by approximately $1.8 billion from second quarter 2005 levels. Earning asset growth is expected to trail loan growth on continued reductions in the level of available-for-sale securities. Given disappointing core deposit trends and a core focus on returns on invested capital, Fifth Third is continuing to reduce exposure to fixed coupon mortgage related assets in order to fund loan growth without corresponding increases in leverage in a difficult interest rate environment.

•	Fifth Third expects net interest income to decrease from last quarter with mid-single digit annualized earning asset growth impacted by double-digit basis point contraction in the net interest margin. Continued increases in liability costs and the prolonged flattening of the yield curve have had a greater than anticipated negative impact on both the net interest margin and net interest income in the third quarter.

•	Fifth Third has repurchased approximately 2.3 million common shares in the third quarter of 2005. As of August 31, 2005, the remaining authority under the plan authorized by the Board of Directors in January of 2005 is 17.8 million shares.

Credit Quality

Third quarter credit quality trends remain subdued with net charge-offs, as a percentage of average loans and leases, expected to remain below 40 basis points. Nonperforming assets as a percent of average loans and leases are not expected to change significantly from second quarter levels. Although realistic about the difficulty in precisely estimating credit quality metrics, Fifth Third’s long history of conservative exposure limits, centralized credit risk management and a diversified portfolio positions us well to effectively weather cycles and reduce the likelihood of significant unexpected losses. As a result of expected credit trends, Fifth Third does not expect a significant change in the reserve for credit losses during the third quarter.

Other Events

•	Fifth Third will report third quarter earnings on October 18, 2005 prior to the market opening and will again host a conference call to be held the morning of the release.

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This report may contain forward-looking statements about the Registrant and/or the company as combined with acquired entities within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Registrant and/or the combined company including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which the Registrant, one or more acquired entities and/or the combined company do business, are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) changes and trends in the securities markets; (7) legislative or regulatory changes or actions, or significant litigation, adversely affect the Registrant, one or more acquired entities and/or the combined company or the businesses in which the Registrant, one or more acquired entities and/or the combined company are engaged; (8) difficulties in combining the operations of acquired entities and (9) the impact of reputational risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity. The Registrant undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.